Exhibit 5.4

CONSENT OF ROSCOE POSTLE ASSOCIATES INC.

In connection with (1) the Annual Information Form of Avalon Rare Metals Inc. (the “Company”) dated as of November 28, 2012 (the “AIF”) and the management discussion and analysis of financial statements of the Company for the year ended August 31, 2012 (the “Annual MD&A”) which references our name and the report entitled “Technical Report on the Thor Lake Project, Northwest Territories, Canada” dated August 25, 2011 (the “Technical Report”) and includes information derived from the Technical Report and includes the updated resource estimate for the Nechalacho Rare Earth Elements Deposit, Thor Lake, Northwest Territories (the “Updated Estimate”) and information derived from the Updated Estimate, (2) the material change report of the Company dated April 29, 2013 (the “MCR”) which references our name in connection with the feasibility study for the Nechalacho property (the “Feasibility Study”), and (3) the Company’s management discussion and analysis of financial statements for the period ended May 31, 2013 (the “May MD&A”), which references our name in relation to the Feasibility Study, we hereby consent to (i) the reference of our name in the AIF, the May MD&A, the Annual MD&A, the MCR and (ii) the use of information attributed to us in the AIF, the May MD&A, the Annual MD&A and the MCR included in and incorporated by reference into the Registration Statement on Form F-10 originally filed by the Company with the United States Securities and Exchange Commission on August 21, 2013 and any amendments thereto and into the prospectus included therein.

Roscoe Postle Associates Inc.

/s/ Deborah A. McCombe
By: Deborah A. McCombe, P.Geo
Title: President and CEO

Date: September 10, 2013